EXHIBIT 99.1

AutoZone Elects New Board Members

MEMPHIS, Tenn., Aug. 30, 2013 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced the election of Douglas H. Brooks and D. Bryan Jordan to the AutoZone Board of Directors.

"The additions of Doug and Bryan to our Board of Directors will further enhance the depth of experiences and the diversity of skill sets represented on our Board," said Bill Rhodes. "We are very fortunate to add these two exceptional leaders to our Board."

Doug is Chairman of the Board for Brinker International, Inc. Doug joined Chili's® Grill & Bar in 1978 and rose through the ranks, holding numerous positions including General Manager, Area Director and Regional Vice President. Doug was named President of the brand in 1994. In January 1999, he was promoted to President and COO of Brinker International. CEO and Chairman of the Board were added to his title and responsibilities in 2004. In January 2013, Doug handed the reigns over as CEO and President while remaining active as Chairman.

Bryan is Chairman, President and Chief Executive Officer of First Horizon National Corporation and its principal subsidiary, First Tennessee Bank National Association. Bryan previously served as First Horizon's Chief Financial Officer and has more than 20 years of financial services industry experience. Before joining First Horizon, Bryan was Chief Financial Officer at Regions Financial Corporation. His experience also includes positions at Wachovia (formerly First Union Corp.) and KPMG.

With these additions, AutoZone now has 11 board members.

About AutoZone:

As of May 4, 2013, AutoZone sells auto and light truck parts, chemicals and accessories through 4,767 AutoZone stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 341 stores in Mexico and one store in Brazil for a total store count of 5,109.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, accessories through www.autoanything.com and our commercial customers can make purchases through www.autozonepro.com.   AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media:
         Ray Pohlman
         866-966-3017
         ray.pohlman@autozone.com

         Financial:
         Brian Campbell
         901-495-7005
         brian.campbell@autozone.com